Exhibit 99.1

            The Neiman Marcus Group Reports April Revenues


    DALLAS--(BUSINESS WIRE)--May 8, 2003--The Neiman Marcus Group, Inc. (NYSE:NMG.A) (NYSE:NMG.B) announced the following preliminary company-wide revenues:

                                    4 weeks ended

                               May 3,           April 27,
                                2003              2002        % Change
                            ------------      ------------    --------
Total Revenues              $240 million      $226 million      6.1%

Comparable Revenues         $234 million      $226 million      3.2%


                                      13 weeks ended
                                   (3rd Fiscal Quarter)

                               May 3,           April 27,
                                2003              2002        % Change
                            ------------      ------------    --------
Total Revenues              $723 million      $693 million      4.4%

Comparable Revenues         $703 million      $693 million      1.5%


    In the four-week April period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus stores and Bergdorf Goodman, increased 1.1 percent. Top merchandise categories were contemporary sportswear, designer jewelry, beauty and designer handbags.
    Comparable revenues at Neiman Marcus Direct for the four-week April period increased 16.4 percent. In the direct-to-consumer business, the Neiman Marcus brand experienced the highest year-over-year sales performance, supported by strong sales in the women's apparel, ladies' shoes, linens and tabletop categories.
    Comparable revenues for the Neiman Marcus Group for the third quarter of fiscal year 2003 increased 1.5 percent. For the third quarter of fiscal year 2003, Specialty Retail Stores comparable revenues decreased 0.3 percent. Neiman Marcus Direct third quarter fiscal year 2003 revenues were 10.8 percent above last year.
    The Company currently expects earnings in the range of $0.82 to $0.87 per share for the third quarter of fiscal year 2003.
    The Neiman Marcus Group plans to report third quarter earnings on Wednesday, June 4, 2003 after the market closes. The release will be followed by a conference call that will be simultaneously webcast.
    The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week third quarter.

    The Neiman Marcus Group includes the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, and Neiman Marcus Direct, the direct marketing operation. The operations of NeimanMarcus.com, previously included in the Other business segment, is now included in the Direct Marketing segment. Information about the Company can be accessed at www.neimanmarcusgroup.com.

    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations concerning, among other things, its productivity and profitability; merchandising and marketing strategies; inventory performance; store renovation and expansion plans; capital expenditures; liquidity; and development of management information systems. These forward-looking statements are made based on management's expectations and beliefs concerning future events, as well as on assumptions made by and data currently available to management. Therefore, these forward-looking statements involve a number of risks and uncertainties and are not guarantees of future performance. A variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Factors that could affect future performance include, but are not limited to: current political and economic conditions; changes in political and economic conditions that may occur in the future; continued terrorist activities in the United States, as well as the potential escalation in the international war on terrorism; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; political, social, economic or other events resulting in the short or long-term disruption in business at the Company's stores, distribution centers or offices; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the financial results or reputation of the Company; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of its key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations. The Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: The Neiman Marcus Group, Inc.
             James E. Skinner, 214/743-7625
                 or
             Stacie Shirley, 214/757-2967